UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2022

CORSAIR GAMING, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39533	82-2335306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

115 N. McCarthy Boulevard Milpitas, California 95035
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 657-8747

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CRSR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 14, 2022, Corsair Gaming, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC (the “Underwriter”), pursuant to which the Company agreed to issue and sell 4,545,455 shares (the “Firm Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), to the Underwriter (the “Offering”). In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriter the option, for 30 days from the date of the Underwriting Agreement, to purchase up to 681,818 additional shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”). The price to the public in this offering is $16.50 per share. The Underwriter agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $16.1838 per share.

Corsair Group (Cayman), LP (“EagleTree”), which owns a majority of the Company’s outstanding shares and through its general partner is managed by affiliates of EagleTree Capital, LP, purchased 2,121,212 shares of Common Stock in the Offering at the price to the public and on the same terms as the other purchasers in the Offering.

The Offering was made under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-266289).

Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriter may be required to make because of such liabilities. In addition, the Underwriting Agreement also contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

In connection with the Offering, the Company, the Company’s directors and executive officers and EagleTree also agreed not to sell or transfer any Common Stock without first obtaining the written consent of the Underwriter, subject to certain exceptions, for a period of (x) the earlier of (i) 90 days after the date of the Prospectus (as defined in the Underwriting Agreement) and (ii) the opening of trading on the first trading day immediately following the Company’s public release of earnings for the quarter ending December 31, 2022, in the Company’s case and in the case of the Company’s directors and executive officers, and (y) six months after the date of the Prospectus, in the case of EagleTree.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and lock-up arrangements do not purport to be complete and are qualified in their entirety by reference to such exhibit.

A copy of the opinion of Latham & Watkins LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.

On November 17, 2022, the Offering closed and the Company completed the sale and issuance of an aggregate of 4,545,455 Firm Shares. The Company received net proceeds of approximately $73.6 million, after deducting the underwriting discounts and commissions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of November 14, 2022, between Corsair Gaming, Inc. and Goldman Sachs & Co. LLC

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORSAIR GAMING, INC.

Date: November 18, 2022	By:	/s/ Michael G. Potter
Michael G. Potter
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)